Keppel TatLee Bank
PRIVATE & CONFIDENTIAL
                                                       Keppel TatLeeBank Limited
                                                       10 Hoe Chiang Road
27 November 2000                                       Keppel Towers
                                                       Singapore 089315
                                                       Tel: 2228228
Everbloom Mushroom Pte Ltd                             Fax:2252256
12 Science Park Drive
#04-01 The Mendel Singapore Science Park 1
Singapore 118225

Attn:    Dr Tan Kok Kheng


Dear Sir

RE:      CREDIT FACILITIES

We are pleased to extend to you the following Line of Credit of S$1,000,000 (Singapore Dollars One Million Only) subject to our Standards Terms and Conditions Governing Banking Facilities ("Standard Terms") and subject to the following terms and conditions :-

1.       CREDIT FACILTIES/ LIMITS

1.1      Overdraft ("OD")           -       S$600,000

1.2      Letter of Credit ("LC")/ Trust Receipts ("TR")/ Trade Advance ("TA")/
         Shipping Guarantee ("SG")  -       S$300,000

1.3      Bankers Guarantee ("BG")   -       S$  20,000

1.4      Foreign Exchange Line ("FX")       -        S$  80,000


2.       PURPOSE OF CREDIT FACILITIES

         OD       -   For working capital

         LC       -   For  establishing  irrevocable  Letters  of  Credit  at
                      sight or usance for a Tenor of up to 60 days to facilities the purpose of materials used in the normal course of business.

         TR/TA - For Trust Receipt / Trade Advance financing under our LC, your collection bills (D/A and D/P) and supplier's invoices for a tenor of up to 60 days inclusive of any usance period.

         SG - For issuing Shipping Guarantees under our LCs and collection bills (D/A & D/P) pending the receipt of shipping documents.

         BG - For the issuance of performance bonds to parties as security deposit in respect to underlying contracts or to fulfil certain statutory requirements that are normally required in the normal course of your business.

         FX       -   For spot and forward contracts up to 6 months.

3.       PRICING

3.1      OD       -   For the first  S$300,000,  interest shall be at the Bank's prime lending rate ("PLR") calculated on daily balance with monthly rest. Thereafter, interest shall be at 1.50% per annum over the Bank's PLR calculated on daily balance with monthly rest.

3.2      LC       -   Commission of  1/8%  per  month  subject  to  a minimum of
                      1/4 % flat.

3.3      TR       -   TR financing in Singapore Dollars shall be at 1.5% per
                      annum over the Bank's prevailing PLR calculated on daily balance with monthly rest.

3.4      TA       -   TA financing in Singapore Dollars shall be at 1.5% per
                      annum over the Bank's prevailing PLR calculated on daily balance with monthly rest.

3.5      BG       -   Commission of 1% flat subject to minimum of S$50/- for
                      tenors of up to a years or minimum of $100/- for tenors of more than a year.

3.6      FX       -   Treasury Quote.


4.       SECURITY/ SUPPORT:

4.1 Charge over cash and Security Agreement for fixed deposits amounting to not less than S$300,000 maintained with the Bank.

4.2 Open Debenture incorporating a fixed and floating charge over all your undertaking, property and assets, both present and future to be executed in favour of the Bank.

4.3 Corporate guarantee for all monies owing to be executed in favour of the Bank by MycoBiotech Pte Ltd, duly witnessed by a solicitor, the company secretary or the Bank's officer.

4.4 Assignment of keyman insurance to be taken up by Everbloom Mushroom Pte Ltd on the life of Dr Tan Kok Kheng for a sum of S$700,000.

4.5 Joint and Several Personal Continuing Guarantee and Indemnity for all monies owing to be executed by M/S Tan Chin Hian, Lim Eugene and Tan Kok Kheng.

5.       CONVENANTS

5.1      Negative Pledge.
         Save for charges, assignments or encumbrances which are currently subsisting which have been previously disclosed to the Bank in writing, no further charges, assignments or encumbrance whatsoever are to be created over any of your present or further assets as long as any facilities are outstanding from you to the Bank, except with the Bank's prior written consent which shall not be unreasonably withheld.

5.2 Shareholders funds shall not be less than S$200,000,000 during the tenor of the credit facilities.

6.       AVAILABLITY OF THE FACILTIES

         The credit facilities will be available for your use upon completion of all legal matters and documentation and upon receipt of all relevant documents duly signed, including but not limited to the following: -

6.1 copy of your Certified of Incorporation and Memorandum and Articles of Association certified as a true copy by a Director or the Company
         Secretary: -

6.2 copy of your Board of directors' Resolutions certified as a true copy by a Director or the Company Secretary duly authorizing: -

(i) the acceptance of the credit facilities upon the terms and conditions enumerated herein;

(ii)the appointment of an authorized signatory or signatories to executed on your behalf all legal documents, security documents, notices and any other documents connected with the credit facilities; and

(iii)the affixing of the company seal in accordance with your Memorandum and Articles of Association to all documents as may be required by the Bank;

6.3   the security documents duly executed and stamped;

6.4 Forms 33 & 34, if applicable in respect of the relevant security documents duly executed and lodged with the Registry of companies, Singapore;

6.5   any other documents as may be requested by the Bank from time to time.


7     OTHER TERMS AND CONDIDTIONS

7.1 To the extent that the same are not inconsistent with the express term hereof, the bank's Standard Terms then in force and as may be amended, supplemented or replaced from time to time (copy enclosed) are deemed to be incorporated in this offer.

7.2 The credit facilities are subject to our Bank's periodic review and the Bank reserves the right of determination or modification of the terms and conditions as its absolute discretion.

7.3 The Bank may at its absolute discretion with or without notice to you and without prejudice to the Bank's other rights of set-off, debit any or all of the outstanding payments to your current account irrespective of whether your account is in credit or otherwise.

7.4 A copy of your company's audited final accounts is to be forwarded to the Bank annually or whenever required to do so by the Bank.

7.5 There shall be no substantial change in your ownership or shareholding during the tenor of the credit facilities without our Bank `s written consent; such consent not to be unreasonably withheld.

7.6 The terms and conditions governing the credit facilties shall be subject to any prevailing rules and regulations of the Monetary authority of Singapore ("MAS") and any other competent authority which may from time to time have jurisdiction over the matters contemplated in this letter. In particular, the credit facilities are subject to your undertaking to and agreeing with the Bank not to use the Singapore dollars outside Singapore and not to transfer, lend or otherwise make available directly or indirectly, either in whole or in part, any Singapore Dollar Credit obtained under the credit facilities to any person, associate, branch, subsidy or affiliate (as the context may require) who are not residents of Singapore or, in the case of companies, which are majority-owned, jointly-owned or otherwise controlled by non-resident of Singapore.

      The Bank reserves the right to request you form time to time, to furnish it with documentary evidence (in form and substance acceptable to the Bank) showing your compliance with the above terms and conditions. Further, we shall not be obliged to advance moneys under the credit facilties if such advance would or in our view is likely to result in a breach of such rules and regulations.

7.7 You hereby warrant that all equipment and systems (including computers and software) utilized by you and persons material to your business, which process, generate or utilise date (including date data) or are reliant on any data for proper operation, do not suffer from any inability, defect which would prevent such equipment and systems form properly processing, generating or business by virtue of such inability or defect and undertake to ensure that your business will not be affected by such inability or defect.

7.8 The Foreign Exchange facility is subject to the foreign exchange availability which is determined solely by the Bank. The Bank reserves the right to deliver funds only upon receipt of funds by us.

8.    LEGAL EXPENSES

8.1 All legal expenses, stamp fees and disbursements in connection with the above credit facilities will be borne by you including not limited to fees incurred in respect of bankruptcy, winding-up judicial management, property, cause book, writ seizure and sale and all related searches as may be required by the Bank.

8.2 If upon acceptance of this offer, the mortgaged property and/ or other securities provided is found to be unacceptable to the Bank for mortgage purposes for any reason whatsoever, or if you subsequently decided not to proceed with the loan, you are required to pay the abortive costs incurred.

9.    GOODS & SERVICES AND OTHER TAXES

      Any goods and service tax or other levies now or hereafter imposed by law (including but not limited to the Goods and Services Tax Act Cap.
      117A) or required to be paid in respect of any monies payable to or receivable by the Bank or any expenses incurred by the Bank shall (except to the extent prohibited by law) be borne and paid by you and the Bank shall be entitled to debit the same from your account(s).

We trust that the above terms and conditions are acceptable to you. Please confirm your acceptance by signing and returning to us the duplicate copy of this letter together with a certified copy of your Board Resolution accepting the credit facilities duly signed by 7 December 2000; after which date this letter of offer shall lapse.

We are pleased to be of service and look forward to hearing from you in due course.

Yours faithfully
For KEPPEL TATLEE BANK LIMITED





GILBERT KOH                                       JACK TAN
Deputy Manager                                    Senior Manager
Corporate Business Division                       Corporate business Division

================================================================================

To:      KEPPEL TATLEE BANK LIMITED

We confirm acceptance of the above offer of Line of Credit and we enclose an extract of our Board of Directors' Resolution accepting the above offer.

We irrevocably and unconditionally consent to the Bank and its officers disclosing to any guarantor(s), co-debtor(s), co-mortgagor(s), joint account holder(s) or to any subsidiary, branch, agency, correspondent or representative office of the Bank, or its holding company or subsidiary of its holding company, or to any authority or to any potential assignees, transferees or to any other person proposing to enter into contractual arrangements with the Bank in relation to the credit facilities, such information about us and our subsidiaries, including but not limited to the monies and other relevant particular information relating to our accounts with the Bank.

For Everbloom Mushroom Pte Ltd




Dr Tan Kok Kheng
Eugene Lim
Authorised Signatory (ies)
& Company Stamp                                      Date: 22 November 2000